EXHIBIT 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

Crane Co. Elects New Director

STAMFORD, CONNECTICUT – December 4, 2006 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today announced that its Board of Directors has elected Philip R. Lochner, Jr. as a director of Crane Co.

Mr. Lochner retired in 1998 from Time Warner, Inc. where he had served as Senior Vice President and Chief Administrative Officer since 1991. He began his career with the New York City law firm of Cravath, Swaine & Moore, and subsequently he was employed by Time Incorporated, where he became Vice President, General Counsel and Secretary. In 1990-1991 he served as a Commissioner of the U.S. Securities and Exchange Commission.

Mr. Lochner currently serves on the Boards of Directors of Adelphia Communications Corporation, Apria Healthcare Group Inc., CLARCOR Inc., CMS Energy Corporation, and Solutia Inc. He also serves or has served on the Audit, Compensation, Compliance and Governance Committees of several of these boards.

Mr. Lochner has previously served as a member of the Board of Governors of the National Association of Securities Dealers and of the American Stock Exchange; as a member of the Legal Advisory Committee of the New York Stock Exchange; and as a member of the Boards of Directors of the Investor Responsibility Research Center, which conducts research on proxy voting, and the National Association of Corporate Directors.

R. S. Evans, Chairman of the Board, stated: “Phil Lochner has had a distinguished career in both the private and public sectors. With his legal background and broad experience on other public company boards, regulatory bodies and governance organizations, Phil will bring additional perspectives to the Crane Co. board. We are very pleased that he has agreed to join our Board of Directors.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 11,800 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.